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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2005, relating to the financial statements and financial highlights which appear in the October 31, 2005 Annual Report to Shareholders of Columbia Prime Reserves (formerly "Galaxy Institutional Money Market Fund") and Columbia Government Plus Reserves (formerly "Galaxy Institutional Government Money Market Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm", in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
February 24, 2006